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                                                  EXHIBIT 10(y)(iii)


                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT made as of February 14, 1995 and effective January 1, 1995 between United States Trust Company ("USTC"), a banking and trust company having its principal place of business in Boston, Massachusetts, and joined in as to certain matters by UST Corp. ("UST"), a Massachusetts corporation also having its principal place of business in Boston, Massachusetts and the parent of USTC; and Stephen K. Moody (the "Employee").

                                   BACKGROUND
                                   ----------

         The Employee and the other principals of the Asset Management Division of USTC ("AM") listed on Schedule I hereto and such other principals as may be added pursuant to the Unifying Agreement (as hereinafter defined) (all such employees, while they remain principals, being referred to herein from time to time as "Employee/Principals") are concerned that previous UST and USTC practices have not allowed for enough spending to generate growth in AM's business, or for fully competitive compensation for its principals; want assurances of continued freedom to manage the AM business; want to participate in an incentive compensation program which reflects the value created in this business; and want to make it attractive to any potential acquirer of UST, USTC or AM to (i) protect existing relationships with AM employees and clients, (ii) avoid re-writing existing client contracts, and (iii) further AM as a separate business conducted under the name "United States Trust Company".

         UST and USTC want to stabilize and increase the profitability of AM; pay competitive compensation; provide incentive compensation reflecting the growth in the business of AM; and (in the event of a "Triggering Event" as hereinafter defined) offer an opportunity to a prospective purchaser to retain the services of Employee and the other Employee/Principals and thereby receive a continuing stream of profits from AM.

         UST and USTC recognize the importance of Employee to their business and to USTC's ability to retain AM client relationships, and desire that USTC employ Employee as an officer and principal of AM for the period of employment and upon and subject to the terms herein provided.

         UST and USTC wish to be assured that Employee will not compete with AM's business during the period of employment, and in certain circumstances and as set forth below will not for a period thereafter solicit any Past, Present, or Potential Clients (as hereinafter defined) of AM and will not by such solicitation damage USTC's and AM's goodwill among its clients and the general public.
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         Employee desires to be employed by USTC and serve as an
Employee/Principal of AM and to participate in the incentive compensation program contemplated by this agreement, and to refrain from competing with USTC or AM or soliciting AM's clients for the periods and upon and subject to the terms herein provided.

         Employee has been employed by USTC and AM for approximately 21 years; has while so employed contributed to the acquisition and retention of AM's clients, and will continue to seek to acquire and retain clients and to generate goodwill for AM in the future as an officer and employee of USTC and an Employee/Principal of AM for the periods and on the terms contemplated hereby.

         When the terms "AM," "AM's business," or the "AM Division" are used herein, such terms specifically exclude the non- investment advisory business of USTC such as (1) the business of UST Capital Corp. (venture capital) and (2) the management of USTC's internal securities portfolio. Such terms, however, include the investment return on allocated, but unexpended, portions of AM's Share of Revenues as reflected on Schedule V. The investment return on allocated, but unexpended, portions of AM's share of revenues shall be measured at the end of each calendar quarter by multiplying the average of the month end balances during such quarter by the published thirteen week U.S. Treasury Bill Rate at the end of such calendar quarter and such interest income shall be added to "AM's Share of Revenues". All current Employee/Principals are listed on Schedule I.

         Employee, the other Employee/Principals, UST and USTC have entered into an agreement of even date herewith (the "Unifying Agreement") which describes generally their agreements and certain procedures they have agreed to follow among themselves. This Employment Agreement is executed pursuant to and in accordance with the terms of the Unifying Agreement. Certain capitalized terms used but not defined herein shall have the meanings given them in the Unifying Agreement.

                                   AGREEMENTS
                                   ----------

         In consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         SECTION 1. ORIGINAL TERM OF EMPLOYMENT; COMPENSATION. USTC agrees to employ Employee for a period of two and one-half (2 1/2) years beginning on the date hereof (the "Original Term") as an officer of USTC and an Employee/Principal of AM; and Employee hereby accepts such employment. USTC will pay Employee for Employee's services during the Original Term, and any Renewal Term (as hereinafter provided) and any Phase II Term, the Annual Base Salary set forth on Schedule I hereto, and such additional annual incentive payments as shall be determined by the





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Employee/Principals consistent with the Revenue Sharing Provision (Section 10 hereof), and subject to such payroll and withholding deductions as are required by law. Consistent with the Revenue Sharing Provision, the Employee's total compensation will be reviewed at least annually in accordance with the Unifying Agreement, having in mind that such compensation be fair and reasonable in light of Employee's position and the duties to be performed by the Employee and the Employee's efforts to enhance the business of AM.

         SECTION 2. RENEWAL TERMS. If no "Triggering Event" has occurred and this Agreement has not been terminated by either party (all as hereinafter provided) prior to the end of the Original Term, then the Original Term shall be automatically extended for successive six month renewal terms (each referred to herein as a "Renewal Term", or collectively as "Renewal Terms") until such Triggering Event or termination has occurred, or until the Employee shall have provided at least six months advance written notice to UST and USTC of election not to enter a Renewal Term.

         SECTION 3. NOTICE OF TERMINATION OF ORIGINAL TERM BY EMPLOYEE. On or before the last day of the second year of the Original Term and assuming that this Agreement has not been earlier terminated or entered upon the Phase II Term (all as hereinafter provided), the Employee may give written notice to UST and USTC of termination, whereupon all the provisions of this Agreement will terminate (except as noted below in this Section 3) on the last day of the Original Term. If there has been a material breach of this Agreement by Employee at any time during the Original Term or any Renewal Term, and the arbitration under Section 18 hereof has confirmed that a material breach has been committed by the Employee and such breach is uncured during the applicable grace period, then the Employee will be subject in full to all of the restrictions of Section 12, 13 and 14 hereof for the remainder of the applicable term plus 90 days. However, should the Employee terminate this Agreement without a material breach at the end of the Original Term or at the end of any Renewal Term, Sections 12, 13 and 14 of this Agreement shall not apply. Notwithstanding the foregoing, should the Employee terminate this Agreement as described in either of the immediately preceding two sentences, UST and USTC will retain all of their respective common law rights against the Employee with respect to confidentiality, protection of customer lists, trade secrets, non-competition and similar matters.

         SECTION 4. PHASE II TERM. If a Triggering Event occurs during the Original or a Renewal Term, any such term shall automatically terminate and the Phase II Term shall commence as of the earlier of the date of signing of a definitive merger or acquisition agreement or the date of occurrence of such Triggering Event. The Phase II Term shall be for a period of three years from the Closing Date under such definitive merger, consolidation or acquisition agreement, or the date of the agreement related to any other such Triggering Event, but in no event for longer than four years from such signing date, and shall be terminable in the same manner as the Original





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Term under Section 3 above (the "Phase II Term"). The "Closing Date" shall mean the date on which the merger or consolidation becomes effective, the acquisition is consummated or the change in corporate ownership related to any other such Triggering Event takes effect. If the revenues of the AM business decline precipitously and the Formula Payment described in Section 11 below would be less than $3 Million, then the Employee may decline to accept the Formula Payment and the Phase II Term. If the AM revenues likewise decline, and the Formula Payment described in Section 11 below would be less than $5 Million, the Employee/Principal may elect to reduce the Phase II Term by one year.

         SECTION 5. TERMINATION BY EMPLOYEE FOR BREACH OF "INDEPENDENCE ASSURANCES." In the event of the material breach by UST or USTC (or their respective successors) of any one or more of the "Independence Assurances" listed below, the Employee/Principals, acting in accordance with the Unifying Agreement, shall have the right (subject to compliance with Section 18 hereof) but not the obligation, upon 30 days prior written notice to UST and USTC, to terminate this Agreement.

         (a) "Independence Assurances" shall consist of UST's and USTC's non-interference (unless requested by the Employee/Principals of AM acting in accordance with the Unifying Agreement) in the following:

                 (i) The Employee/Principals control of AM's investment philosophy and investment approach, business strategy, conduct of investment analysis, portfolio selection, marketing, client retention and acceptance of new clients, and client service;

                 (ii) Authority of the Employee/Principals to hire and fire AM personnel within the scope of UST's "Policies" (as hereinafter defined) and applicable Federal and Massachusetts laws, subject to UST's right to approve any person chosen by the Employee/Principals as the Senior Principal of AM, which person shall also serve initially (i) as the Chief Executive Officer of USTC, and (ii) on USTC Board of Directors. UST, as sole shareholder of USTC, subject to the terms of the Unifying Agreement and this Agreement, will at all times retain the right to select a Chief Executive Officer of USTC who is not an employee of AM. USTC will not, however, select the Senior Principal;

                 (iii) The Employee/Principals' authority to set AM client fees based on their judgment concerning the market for services rendered by AM;

                 (iv) The Employee/Principals' authority to establish AM's operating expense budget and compensation practices, limited by "AM's Share of Revenues" as provided in Section 10 (See Schedule V for example); and limited further with respect to total cumulative cash incentive compensation for Employee/Principals in the aggregate accrued in each of the years ending December 31, 1994 and December 31, 1995, to $1.3 million plus incentive compensation accrued in 1993 (it being understood





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that the Formula Payment is not to be regarded as cash incentive compensation for any purposes);

                 (v) The Employee/Principals' authority to add and delete Employee/Principals of AM in accordance with the Unifying Agreement; and

                 (vi) The recognition by UST and USTC that AM, in pursuit of its "socially-sensitive" investment objectives, may take some public positions which may not represent the views of UST or USTC management. The Employee, however, recognizes that Employee's actions will remain subject to the provisions of the Code of Ethics, Employment Policies, and certain other key corporate policies of UST and USTC listed on and attached to Schedule II hereto ("Policies"), as revised from time to time on a company-wide basis in the ordinary course of UST's and USTC's business (which revisions shall be made available to Employee at UST's principal office in Boston); and applicable Federal and Massachusetts laws, regulations, policies, orders or understandings in use by or applicable to UST and USTC.

         (b) In the event that any of the "Independence Assurances" have been materially breached and not cured pursuant to Section 18, the Employee may act either individually or in concert with any other Employee/Principal or Employee/Principals or other employees so as to constitute a "person" as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), in electing to terminate their Employment Agreements, e.g. they may collectively decide to give five (5) days notice and leave USTC to form a new business which may directly compete with AM's business and Sections 12, 13 and 14 of this Agreement will not apply.

         SECTION 5A. OVERSIGHT FUNCTION OF USTC'S BOARD OF DIRECTORS. USTC's Board of Directors (a majority of whom shall not be Employee/Principals) shall continue to exercise its oversight function of the business activities of AM. In performing such oversight function, USTC's Board the Directors will assure itself that AM's business and operations are being conducted in a manner consistent with applicable law and regulations, and such Board will be expected to meet its fiduciary responsibilities to USTC and its depositors, and to UST, in all respects, including without limitation, the prevention of corporate waste of assets and taking steps to see that AM's business is operated with their respective best interests in mind. If in performing such oversight function, the Board causes UST or USTC to breach an Independence Assurance and such breach is (a) confirmed by the arbitrator under Section 18 or not contested by UST or USTC and (b) not cured within the applicable grace period, the Employee may terminate this Agreement and the Employee will leave with the rights described in Section 5(b) of this Agreement.

         SECTION 6. MATTERS NOT CONSTITUTING "INDEPENDENCE ASSURANCES". The following shall specifically not be considered as "Independence Assurances" but shall nevertheless govern the relationship by and among UST, USTC and AM:





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         (a)     The location of AM's business for a period of three years from
January 1, 1995 on two floors at 40 Court Street, Boston, MA. The Employee and the other Employee/Principals shall cause AM to give twelve months written notice of termination of such occupancy, if they so elect, no earlier than December 31, 1996. "Fair Rental" shall be charged or allocated by UST or USTC for AM's premises, and UST or USTC shall give AM "high priority" with respect to remodeling and upgrading of space.

         (b) Matters covered in a Memorandum dated September 14, 1994 on "Capital Expenditures/Intercompany Charges" which is attached as Schedule VI hereto.

         (c) The taking of reasonable steps by the Employee and the other Employee/Principals to cause that appropriate levels of profit from AM's business to be reinvested in the business (infrastructure, systems, facilities, product development, compensation to staff members who are not Principals, additional staff) during the Total Term (as hereinafter defined). For the year 1995, the amount considered "appropriate" would be the investment of approximately five percent (5%) of "Base Annual Revenues of AM" as defined in
Section 10.

         (d) The amortization of AM capital expenditures over a period in accordance with UST's and USTC's then current policy to the extent it is consistent with GAAP. In connection with the foregoing capital expenditures, at the reasonable request of AM funding will be provided by UST and/or USTC which will charge AM a fair interest rate for the cost of capital employed. (See also Schedule VI).

         (e) The providing of such information as is reasonably necessary for UST to manage its affairs and responsibilities subject to client confidentiality, including but not limited to information necessary to comply with generally accepted accounting principles ("GAAP") in the preparation of financial statements, budgets and profit plans, and for shareholder communications, and responses to regulatory requests.

         (f) The actions of all Employee Principals shall remain subject, without limitation, to the terms of UST's Code of Ethics, the Payment Approval Policy and the other Policies set forth in Schedule II hereto.

         SECTION 7.   TERMINATION OF EMPLOYMENT BY USTC.

         (a) Employee's employment may be terminated by USTC (by majority vote of its Board of Directors) in the following circumstances:

                 At any time after due notice and reasonable opportunity to correct such conduct, (i) in the event of Employee's material breach of any of the terms of this Employment Agreement; (ii) in the event of Employee





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                 causing a material breach of any of the other
                 Employee/Principals' duties to UST and USTC under Section 10 (Revenue Sharing Provision ); (iii) in the event of Employee's willful misconduct in the performance of the Employee's duties hereunder including, without limitation, but subject to Sections 5 and 6 hereof, Employee's willful refusal to carry out any "proper direction" by USTC's Board of Directors with respect to the services to be rendered by Employee hereunder or the manner of rendering such services; or (iv) in the event of Employee's conviction of a crime involving moral turpitude. The term "proper direction" as used in clause (iii) above, may not be used in connection with an instruction, direction or order which would cause UST or USTC to violate an "Independence Assurance".

         (b) In the event of Employee's death during the term of employment, unless otherwise determined by the Employee/Principals acting pursuant to the Unifying Agreement, USTC's and UST's obligations to pay further compensation hereunder shall cease as of the date of death, except that any amounts due under Section 11 hereof or otherwise owed to Employee under welfare or benefit plans or for deferred compensation and any amounts heretofore accrued under Sections 3.1 and 3.2 of the Unifying Agreement, shall be paid when due to the Employee's estate or named beneficiary.

         SECTION 8. OFFICE AND DUTIES. During the Original Term, any Renewal Term, and the Phase II Term, if any, (hereinafter the "Total Term"), Employee shall hold such positions and perform such duties relating to AM's business and operations as are described on Schedule I hereto, and as may otherwise from time to time be assigned to Employee by the Employee/Principals consistent with all of the terms of this Agreement. During the Total Term and while employed by USTC, Employee shall devote (except as noted on Schedule I) substantially all of Employee's business time to the Employee's duties hereunder and shall, to the best of Employee's ability, perform such duties in a manner which will faithfully and diligently further the business and interests of AM.

         At any time while employed by USTC, Employee shall not directly or indirectly solicit the business of any Past, Present, or Potential Clients (as hereinafter defined) except on behalf and for the benefit of AM, or pursue any other business activity, including, without limitation, serving as an officer, director, employee, or adviser to any business entity other than AM, without UST's and USTC's prior written consent; provided, however, that Employee may without such consent, render without compensation investment advisory services to immediate members of Employee's family, which shall include the Employee and any trust or account which is comprised entirely of assets held for the benefit of such Employee and/or immediate members of Employee's family, and may be involved in such additional activities without such consent as are listed on the Schedule I hereto. Employee agrees to travel to whatever





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extent is reasonably necessary in the conduct of AM's business.  Except when engaged in such travel, Employee's place of employment shall be in the greater Boston area of Massachusetts unless otherwise agreed to by Employee, UST and USTC, and the Employee/Principals acting in accordance with the Unifying Agreement.

         The term "Past Client" shall mean at any particular time any person or entity who within three years prior to such time had been but at such time is not an advisee, investment advisory customer, or client of AM.

         The term "Present Client" shall mean at any particular time any person or entity who is at such time an advisee, investment advisory customer, or client of AM.

         The term "Potential Client" shall mean at any particular time any person or entity to whom AM, through any of the Employee/Principals or other of its employees, has within three years prior to such time offered (by means of a personal meeting, telephone call, or a letter or a written proposal specifically directed to the particular person or entity) to serve as investment adviser but who is not at such time an advisee or investment advisory customer or client of AM. The preceding sentence is meant to exclude form letters and blanket mailings.

         The terms "Client" or "Client List" when used herein shall mean all Past, Present, and Potential Clients as heretofore defined. The term "Client" when used in this Employment Agreement with respect to wrap accounts, shall mean the wrap sponsors and the brokers employed by such wrap sponsors but not the underlying wrap account holders.

         SECTION 9. BENEFITS. Employee shall participate, to the extent Employee is eligible and in a manner and to an extent that is fair and appropriate in light of the position and duties granted to Employee hereunder, in all pension, profit-sharing, group insurance, or other fringe benefit plans (other than UST corporate stock compensation plans) which UST or USTC may hereafter in their absolute discretion make available generally to employees of AM, but neither UST nor USTC will be required to establish any such program or plan. Employee shall be entitled to such vacations and to reimbursement of such expenses as UST's or USTC's policies allow to all employees having comparable responsibilities and duties. So long as such additional benefits are payable out of or accrue to "AM's Share of Revenues" as hereinafter defined, the Employee/Principals may provide additional executive benefits to themselves in addition to those provided by UST, provided that no such benefit be qualified under Section 401 of the Internal Revenue Code or non-qualified (under Section 401 of the Internal Revenue Code) pursuant to the terms of a plan or arrangement which operates in a manner that is substantially similar or mirrors a qualified plan, and provided further that the award of any such benefits does not increase the cost to UST of providing benefits to UST employees who are not employees of AM.





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         SECTION 10.      REVENUE SHARING PROVISION.  The purpose of this
Revenue Sharing Provision is to provide UST with an acceptable stream of income and to permit AM to retain a specified percentage of its revenues for use by Employee/Principals, including the Employee, in their discretion in paying expenses of operation, including compensation. It is intended to allow the Employee and the other Employee/Principals to be compensated for enhancing and growing AM's revenues in a substantial manner and to make operating decisions freely within the limits of "AM's Share of Revenues," as such term is defined below. See Schedule V for examples of Revenue Sharing calculations.

         (a) ALLOCATION OF REVENUES. "Base Annual Revenues of AM" in 1994 and all subsequent years for purposes of this Revenue Sharing Provision shall be AM's actual 1994 Revenues less $750,000, such total amount to be appropriately modified to reflect changes in the United States Bureau of Labor Statistics Cost of Living Index for the Boston Metropolitan Statistical Area or any designated successor index for 1995 and all subsequent years. The term "Revenues" shall mean AM's revenues calculated on an accrual basis in accordance with GAAP, (excluding shared revenues paid to investment or other firms or professionals and generated from AM clients), consistent with USTC's usual practice.

         During the pro-rated six month period commencing July 1, 1994 and ending December 31, 1994, and for each calendar year and for portions thereof on a pro-rated basis thereafter, AM shall retain sixty percent (60%) ("Base AM Retention"), of AM's pro-rated actual Revenues and AM shall make available to USTC for distribution to UST forty percent (40%) ("Base UST Amount"), subject to adjustment as set forth in this
         Section 10(a).

         In 1995 and for each calendar year and for portions thereof on a pro-rated basis thereafter, for each dollar of AM's annual revenues over Base Annual Revenues of AM, AM shall retain an additional $.40, and an additional $.60 shall be allocated to UST, provided that in no event shall UST's Share of Revenues exceed fifty percent (50%) of actual Annual Revenues of AM.

         In 1995 and for each calendar year and for portions thereof on a pro-rated basis thereafter, for each dollar that actual Annual Revenues of AM are less than Base Annual Revenues of AM, Base AM Retention shall be reduced by $.40 and the Base UST Amount shall be reduced by $.60, provided that in no event shall UST's Share of Revenues be less than thirty percent (30%) of Annual Revenues of AM.

         Amounts retained by AM as aforesaid are herein referred to as "AM's Share of Revenues". Amounts allocated to UST as aforesaid are herein referred to as "UST's Share of Revenues".





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         (b)     FLOOR INCENTIVE.  In addition, during the Original Term of this Agreement (thirty months), AM shall retain a "Floor Incentive" of $40,000 per month from "UST's Share of Revenues" ($1.2 million in the aggregate). The "Floor Incentive" shall be accrued by USTC and paid pursuant to subsection
(d)(iv) hereof, and shall be excluded from the limitations of Section 5(a)(iv) of this Agreement. In the event of a material breach by UST or USTC of this Agreement during the Original Term (which breach is not cured during the applicable grace period and is either confirmed by the arbitrator under Section 18 hereof or not contested by UST or USTC), the Employee/Principals (for distribution in accordance with the Unifying Agreement) may elect to receive an aggregate lump-sum payment determined by multiplying (x) the monthly "Floor Incentive" by (y) the remaining months in the Original Term. If a "Triggering Event" occurs during the period January 1, 1995 through June 30, 1998, the aggregate Floor Incentive, net of tax, accrued during the four full calendar quarters next preceding the date of the Triggering Event, shall not be deducted from "AM's After Tax Revenues" for purposes of calculating the Section 11 Formula Payment. Moreover, if a Triggering Event occurred before all Floor Incentives have been paid, UST or USTC's successor shall assume responsibility to make the remaining Floor Incentive payments.

         (c)     SPECIAL PROVISIONS.  It is understood and agreed that:

                 (i) The balance of "Base AM Retention" for the period July 1, 1994 through December 31, 1994 shall be paid by UST or USTC to AM no later than February 15, 1995.

                 (ii) All amounts due to Robert B. Zevin pursuant to his agreement dated September 30, 1994 with USTC shall be considered as expenses to come out of "AM's Share of Revenues" in each year in accordance with the Unifying Agreement.

                 (iii) The application of this Section may make it unattractive for AM to enter a business activity with a profit margin of less then 40%. Accordingly, the parties have agreed to negotiate separate "side letters" with respect to revenue sharing on any new, lower-margin business opportunities identified in the future by AM and regarded as worthy of pursuit by UST and/or USTC.

                 (iv) The parties hereto further understand and acknowledge that the term "Revenues" as used herein is intended to cover revenues of AM as they now exist and as they may grow or contract internally, and not revenues from the acquisition by UST or USTC of another investment advisory firm concerning which the parties hereto agree to negotiate in good faith as to revenue sharing.





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                 (v)      The investment return on allocated, but unexpended,
                          portions of AM's Share of Revenues shall be measured at the end of each calendar quarter by multiplying the average of the month end balances during such quarter by the published thirteen week U.S. Treasury Bill Rate at the end of such calendar quarter.This interest income shall be added to "AM's Share of Revenues".

         (d) TRANSFER OF REVENUES TO UST; RETENTION OF REVENUES BY USTC;COMPENSATION OF EMPLOYEE/PRINCIPALS.

                 (i) The Employee/Principals and AM shall use AM's Share of Revenues to pay and provide for AM's business expenses and expenditures including, without limitation, investment in AM's business and new products (see Section 6(d) above) and salaries of its employees, except that any federal, state or local income tax to which USTC is subject shall be the responsibility of UST and shall not be treated as a business expense of AM.

                 (ii) The Employee/Principals shall incur no expenses or obligations on behalf of AM which exceed USTC's ability to pay or provide for them when due out of AM's Share of Revenues. The Employee/Principals shall not incur obligations or make binding commitments on behalf of USTC or UST not related to AM's business and requiring expenditures by USTC in excess of $50,000, or make representations to third parties that they have the authority to do so. However, the Employee/Principals may represent and advertise that AM is a division of USTC and an affiliate of UST, and other than as limited above in this Section 10 (d)(ii), may incur obligations or make binding commitments on behalf of USTC in the ordinary course of business.

                 (iii) The Employee/Principals may (subject to Policies and applicable laws and regulations) pay to AM's employees, including the Employee and the other Employee/Principals, at times and in amounts and proportions determined in accordance with the Unifying Agreement, the balance of AM's Share of Revenues remaining after the payment of all of the amounts required under subsection (d)(i) hereof and subject to Section 5(a)(iv).

                  (iv) The Employee's Revenue Sharing compensation out of "AM's Share of Revenues" shall be allocated in accordance with the terms of the Unifying Agreement. The Employee/Principals have provided to UST and USTC in the Unifying Agreement their procedures for determining changes, if any, in the allocation of





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                          Revenues among the Employee/Principals.  If an
                          Employee/Principal chooses to leave USTC's employ after bypassing this change determination mechanism or refusing to abide by its results, the Employee/Principal shall be deemed to have committed a material breach of this Employment Agreement.

                 (v) The Employee/Principals and AM shall make available to UST, UST's Share of Revenues upon reasonable request by UST and action by USTC's Board of Directors. The Employee/Principals shall not spend or incur obligations to spend any part of UST's Share of Revenues.

         (e) ADMINISTRATION. The parties hereto and the other Employee/Principals agree to meet and consult to endeavor in good faith to agree on appropriate procedures, in addition to Policies and applicable laws and regulations, for administering the provisions of this Section 10.

         The Employee/Principals shall retain control over all expenditures of AM, subject to the power of USTC's Board of Directors to exercise its rights under Section 5A, and subject to this Revenue Sharing Provision, and recognizing that AM is a division of USTC.

         (f) TERM AND STATUS AS PARTIES. This Revenue Sharing Provision shall continue in effect until terminated by agreement of UST, USTC, and the Employee/Principals acting in accordance with the Unifying Agreement. If the employment of Employee by USTC ceases other than as a result of a material breach by UST or USTC of this Employment Agreement, such Employee shall thereupon automatically cease to be a party to this Revenue Sharing Provision and to have any rights or obligations under this Section, and shall cease to be an Employee/Principal for the purposes of this Provision. Nothing in this Employment Agreement shall be construed to grant to the Employee any right to be employed by USTC beyond the terms of this Employment Agreement.

         SECTION 11. FORMULA PAYMENT. If Employee is still employed by USTC at the time of a "Triggering Event" (as hereinafter defined), the Employee shall receive Employee's share of a formula payment (the "Formula Payment") as follows:

         (a) Unless otherwise agreed by the Employee/Principals acting in accordance with the Unifying Agreement, the Employee's share of the Formula Payment shall be the percentage set forth after the Employee's name on Schedule III hereto;

         (b) The "Formula Payment" shall be 3.33 times "AM's After Tax Revenues" (as hereinafter defined and meaning generally UST's Share of Revenues minus taxes);

         (c) "AM's After Tax Revenues" shall be the portion of AM's after-tax Revenues contributed, accruing or allocated to UST for the four full calendar quarters next preceding the date of the Triggering Event; determined in accordance with GAAP consistently applied in such periods. For purposes of this Subsection, there shall be assumed a combined federal and state tax rate of 38%, such rate to be appropriately adjusted to reflect changes in applicable federal and state corporate tax rates. An example of this calculation is set forth on Schedule V.

         (d)     The Formula Payment shall be adjusted in accordance with
Schedule IV hereto for gain or loss of AM clients between the signing of a definitive merger, consolidation or acquisition agreement or an agreement related to another Triggering Event and the Closing Date related to any such Triggering Event.

         (e)
                 (i) At the Closing Date of a Triggering Event, three Key Employees shall be identified as follows. For every person who has been an Employee/Principal at any time during the previous 15 months there shall be calculated a Weighted Average Share equal to the sum of (a) the share of the Formula Payment such person was entitled to receive from time-to-time during the preceding 15 months in accordance with Schedule III and subsequent changes thereto by the Employee/Principals acting in accordance with the Unifying Agreement times (b) the number of days such person was entitled to each such share. The three persons among those who are or have been Employee/Principals on the Closing Date of the Triggering Event or during the previous 15 months who have the three highest Weighted Average Shares shall be deemed the "Key Employees".

                 (ii) If only one of the three Key Employees is no longer in the employ of USTC as of the Closing Date of such Triggering Event, then all of that Key Employee's Weighted Average Share of the Formula Payment (expressed by X%) shall be placed in escrow in the manner contemplated by Section 11(f). To determine the distribution of each of the three escrowed installments use the following formula. Revenues of AM (as defined in Section 10(a)) for the last full calendar year prior to a Triggering Event should then be determined (the "Measuring Year"). Such Revenues of AM for the Measuring Year multiplied by a decimal representing 100% - X% equals the "Minimum Revenues". If during the next full calendar year following the Measuring Year, Revenues of AM are equal to or less than Minimum Revenues none of the one-third of the escrowed amount for such year will be paid to the remaining Employee/Principals in accordance with this Section and all of it will be retained by UST's or USTC's successor. If Revenues of AM for that calendar year exceed Minimum Revenues, (i) take the U.S. Dollar amount of such excess above the Minimum Revenues and divide it by the Revenues of AM for the Measuring Year minus the Minimum Revenues,
                          (ii) then multiply the resulting fraction by one-third of the full escrowed amount, (iii) the product of the foregoing formula should be delivered to the remaining Employee/Principals as a group for distribution in accordance with the Unifying Agreement and the remainder of that installment should be retained by UST or UST's successor.
                          Similar calculations should be made for the second and third installments, but in each case using the same Minimum Revenues.

                 (iii) If two or more of the Key Employees are no longer in the employ of USTC as of the Closing Date of such Triggering Event, then 100% of the Formula Payment shall be placed in escrow in the manner contemplated by Section 11(f). To determine the distribution of each of the three escrowed installments use the following formula. If Revenues of AM for the last full calendar year prior to the distribution date of the applicable escrow installment equal or exceed Revenues of AM for the Measuring Year, all of that escrowed installment should be distributed to the remaining Employee/Principals as a group for distribution in accordance with the Unifying Agreement and none should be retained by UST or USTC's successor. If Revenues of AM for the last full calendar year prior to the distribution date of the applicable escrow installment are less than Revenues of AM for the Measuring Year, divide the U.S. Dollar amount of Revenues of AM for such last full calendar year by the U.S. Dollar amount of Revenues of AM for the Measuring Year and multiply the resulting fraction by one-third of the full escrowed amount. The product of the foregoing calculation should be delivered to the remaining Employee/Principals as a group for distribution in accordance with the Unifying Agreement and the remainder should be retained by UST's or USTC's successor.

         (f) Seventy percent (70%) of the Employee's share of the Formula Payment shall be paid in cash within twenty (20) days of the Closing Date of the Triggering Event. The remaining thirty percent (30%) shall be placed in escrow with an escrow agent acceptable to both UST and Employee/Principals and paid to the Employee or the Employee's estate as provided in Section 7(b) in installments of one third of the escrowed amount at the end of years one, two and three (which may not be calendar years) after the Closing Date of the Triggering Event plus interest, at the interest rates on the date of the Closing Date of the Triggering Event of one, two and three year Treasury securities, provided that at the time of each such installment payment, the Employee has not been terminated with cause or for a material breach or has not voluntarily ceased to be employed by AM.

         (g)     A "Triggering Event" shall be deemed to have occurred when:

                 (i) there occurs the signing of a definitive agreement of merger or consolidation of UST or USTC with any other corporation, other than a merger or consolidation which would result in the voting securities of UST or USTC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of UST or USTC, or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization, reorganization or restructuring of UST or USTC (or similar transaction) in which no "person" (as defined in (g)(iii) below) acquires more than fifty percent (50%) of the combined voting power of UST's then outstanding securities shall not constitute a Triggering Event; or

                 (ii) there occurs a closing of a sale or other disposition by UST of more than 50% of UST's, USTC's or AM's business and assets; or

                 (iii) any "person", as such term used in Section 13(d) and 14(d) of the Exchange Act other than UST or USTC or any of their respective subsidiaries or affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of either of them or any of their subsidiaries or affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act), directly or indirectly, of securities representing 50% percent or more of the combined voting power of UST's or USTC's then outstanding securities.

         If (i) more than 50% of UST's then outstanding common stock or assets are acquired by a "person" whose consolidated assets prior to the Triggering Event were less than $4 billion or (ii) UST's business assets and operations are consolidated with those of another bank or bank holding company and the resulting entity has consolidated assets of $5.5 billion or less, a Triggering Event shall be deemed to have occurred, but the length of the Phase II term of employment of the Employee shall be increased automatically by one additional year.

         (h) If UST agrees to be acquired by an entity with a public image so starkly negative that AM's affiliation with that entity would be reasonably likely, by itself, to cause a loss of more than 25% of AM's gross revenues in one year (unless the parties mutually agree to the contrary), the Employee/Principals at their option acting pursuant to the terms of the Unifying Agreement (and provided such right is exercised within 30 days of the public announcement of such acquisition) will be relieved of all of the Employee's obligations under the Phase II Term and no Formula Payment will be made.

         (i) The parties acknowledge that any such Formula Payment is intended to compensate the Employee for: (i) the automatic extension of this Agreement occurring by reason of a Triggering Event; (ii) the Phase II Non-Competition covenants specified in Section 12; and (iii) the loss of opportunity to make up for reduced rate of compensation which such Employee earned with USTC for periods prior to the effective date of this Agreement.

         SECTION 12.      PHASE II NON-COMPETITION COVENANTS.

         (a)     During the longer of the Phase II Term (as defined in Section
4) if Phase II shall commence while Employee is employed by USTC hereunder or while Employee is employed by USTC during or after such Phase II Term hereunder, Employee shall not, except in the course of his employment with USTC, directly or indirectly:

                 (i) Provide or offer or attempt to provide, whether as an officer, director, employee, partner, stockholder, consultant, adviser, subsidiary, affiliate, independent contractor or otherwise, investment advisory services to any person or entity;

                 (ii) Interfere with AM's relations with any person or entity who at any time during such period was a Client (which means Past, Present, and Potential Client); or

                 (iii) Induce or attempt to induce directly or indirectly any professional employee of AM to terminate his or her employment or hire or attempt to hire, directly or indirectly, any such person, other than by discharge of such person as a part of Employee's duties.

         (b) Until one year following the end of the Phase II Term, if the Phase II Term should commence while Employee is employed by USTC hereunder or one year following the termination of Employee's employment with USTC during or after such Phase II Term, Employee shall not, directly or indirectly:

                 (i) Provide or offer or attempt to provide, whether as an officer, director, employee, partner, independent contractor or otherwise, investment advisory services to any person or entity who as of the date of the termination or expiration of Employee's employment with USTC was or had been a Client (which means Past, Present, and Potential Client);

                 (ii) Interfere with AM's relations with any person or entity who as of the date of the termination or expiration of Employee's employment with USTC was a Client (which means Past, Present, and Potential Client); or

                 (iii) Induce or attempt to induce directly or indirectly any professional employee of AM to terminate his or her employment or hire or attempt to hire, directly or indirectly, any such person.

         (c)     Notwithstanding the provisions of subsections (a)(i) and
(b)(i), the Employee may render without compensation investment advisory services to any immediate member of Employee's family, which shall include the Employee and any trust or account which is comprised entirely of assets held for the benefit of such Employee and/or immediate members of such Employee's family, and may engage in such other activities as are listed on Schedule I hereto.

         (d) Employee and USTC agree that the periods of time and the unlimited geographic area applicable to the covenants of this Section 12 are reasonable, in view of the receipt and expected receipt of the Employee's share of Revenue Sharing as provided in Section 10(c), and other compensation, and the Formula Payment provided herein; the geographic scope and nature of the business in which AM is engaged; Employee's knowledge of AM's business; and Employee's relationships with AM's investment advisory clients. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as are adjudged to be reasonable.

         SECTION 13. ALL BUSINESS TO BE THE PROPERTY OF USTC; ASSIGNMENT OF INTELLECTUAL PROPERTY. During the Phase II Term if Phase II shall commence while Employee is Employed by USTC hereunder and thereafter while Employee is employed by AM and/or USTC:

         (a) Employee agrees that any and all presently existing investment advisory business of AM and all business developed by Employee or any other employee of AM, including without limitation all investment advisory contracts, fees, commissions, compensation records, Client Lists (as defined in Section
8), agreements, and any other incident of any business developed or sought by AM or earned or carried on by Employee for AM, are and shall be the exclusive property of USTC for its sole use, and (where applicable) shall be payable directly to USTC.

         (b) Employee hereby grants to USTC (without any separate remuneration or compensation other than that received by Employee from time to time in the course of his or her employment) Employee's entire right, title, and interest throughout the world in and to, all research, information, Client Lists, and all other investment advisory, technical and research data made, conceived, developed and/or acquired by Employee solely or jointly with others during the period of Employee's employment by USTC, which relate to investment advice as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered, but excluding such individual's ideas and thought processes which are not embodied in written or machine readable form (all such non-excluded items being referred to as "Intellectual Property").

         SECTION 14. CONFIDENTIALITY. Except in performance of services for USTC, Employee shall not, either during the Phase II Term if Phase II shall commence while the Employee is employed by USTC hereunder or thereafter while employed by AM and/or USTC, use for Employee's own benefit or disclose to or use for the benefit of any person outside USTC, any information not lawfully available to the public concerning any Intellectual Property, including Client Lists, whether Employee has such information in his or her memory or embodied in writing or other tangible form. All such Intellectual Property and such information concerning Intellectual Property, and all originals and copies of any Intellectual Property, and any other written material relating to the business of AM, shall be the sole property of USTC. During such Term or thereafter, upon the termination of Employee's employment in any manner or for any reason, Employee shall promptly surrender to USTC all originals and copies of any Intellectual Property, and Employee shall not thereafter use any Intellectual Property.

         The foregoing notwithstanding, Employee will have no obligation to AM or USTC with respect to the disclosure or use of any Intellectual Property or information concerning Intellectual Property if:

         (a) Such Intellectual Property or information is or becomes publicly known or otherwise enters the public domain through no wrongful act of Employee; or

         (b) Such Intellectual Property or information is received from a third party which has no obligation to UST or USTC to maintain it in confidence.

         Notwithstanding the references to Client Lists above, it shall not be a violation of this Section or Section 13 hereof for Employee to communicate or do business with any Past, Present or Potential Client in the course of Employee's employment with AM and USTC, and any such conduct shall be limited, if at all, solely by Section 12 hereof.

         SECTION 15. NOTICES. Any notice or other communication hereunder shall be given as follows:
                             United States Trust Company
                             40 Court Street
                             Boston, MA  02108
                             Fax:  (617) 726-7320
                             Attn:  Neal F. Finnegan, Chairman, Executive
                                    Committee

                             UST Corp.
                             40 Court Street
                             Boston, MA  02108
                             Fax:  (617) 726-7320
                             Attn:  Neal F. Finnegan, President & CEO

    With copies to Eric R. Fischer, Executive Vice President and General Counsel
                             Fax: (617) 726-7209

                             Employee:

                             Stephen K. Moody
                             217 Lexington Avenue
                             Cambridge, MA 02138
                             Fax: (if any)

    with copy to             Peter M. Rosenblum
                             Foley, Hoag & Eliot
                             1 Post Office Square
                             Boston, MA, 02109
                             Fax: (617) 832-7000

         SECTION 16. ASSIGNABILITY. This Employment Agreement shall be binding upon and inure to the benefit of UST, USTC, and to any person or firm who may succeed to the business of UST, USTC, or AM. This Employment Agreement shall not be assignable by Employee, but it shall inure to the benefit of Employee's heirs, executors, administrators and legal representatives.

         SECTION 17. ENTIRE AGREEMENT. This Employment Agreement and the Unifying Agreement contain the entire agreement between USTC and Employee with respect to the subject matter hereof, and supersede all prior oral and written agreements between any of UST, USTC, AM and the Employee with respect to the subject matter hereof, including without limitation any oral agreements relating to compensation.

         SECTION 18. ARBITRATION. In the event the parties hereto disagree as to whether a material breach has occurred of: (i) the "Independence Assurances" under Section 5; (ii) USTC's right of termination of Employee's employment under Section 7; (iii) this Agreement by USTC as described in
Section 19 (b); (iv) the revenue sharing provisions of Section 10; or (v) the formula payment provisions of Section 11, such dispute shall be settled by arbitration before a single arbitrator to be then named by UST and a majority of the Employee/Principals acting in accordance with the Unifying Agreement, in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If such arbitrator cannot serve, then a successor shall be appointed in accordance with such Rules. If the arbitrator finds that there has been a material breach (and such breach has not been cured by UST or USTC within sixty (60) days of such finding or by Employee in accordance with Section 7 hereof), then the remedies provided for in Section 19 shall become available, as appropriate.

         SECTION 19.      EQUITABLE RELIEF AND OTHER REMEDIES.

         (a) Employee recognizes and agrees that UST's, USTC's or the Employee/Principals' remedies at law for any breach of the provisions of Sections 12, 13 and 14 hereof would be inadequate and that for breach of such provisions UST, USTC and the Employee/Principals shall, in addition to such other remedies as may be available to any of them at law or in equity or as provided in this Employment Agreement, be entitled to injunctive relief and to enforce their respective rights by an action for specific performance to the extent permitted by law, and to the right of set-off against any amounts due to the Employee by UST, USTC or AM. Should Employee engage in any activities prohibited by this Employment Agreement, he or she agrees to pay over to USTC or UST all compensation received in connection with such activities. Such payment shall not impair any other rights or remedies of UST, USTC or AM or affect the obligations or liabilities of Employee under this Employment Agreement or applicable law.

         (b) Any termination by USTC of Employee's employment which is not authorized by Section 7 hereof shall constitute a material breach of this Agreement. In the event of a material breach of this Agreement by UST or USTC which is not cured pursuant to Section 18, in addition to any other rights or remedies which the Employee may have, at law, in equity or otherwise, USTC shall pay Employee the Employee's then current Annual Base Salary for a period equal to the greater of (i) twelve months or (b) the balance of the then current term of this Agreement. Any such payments shall not constitute part of AM's Share of Revenues. Should such a material breach occur and not be so cured, the Employee shall be free to compete, Sections 12, 13 and 14 shall not apply and the Employee shall leave with the rights described in Section 5(b) of this Agreement.

         (c) Without limiting the generality of the foregoing, the parties expressly agree that termination without cause of Employee's employment hereunder during the Phase II Term by UST, USTC or any other person or entity will constitute a material breach of this Agreement and, in addition to any other rights or remedies which the Employee may have, at law, in equity or otherwise, shall give Employee the right to salary continuation as set forth in Section 19(b) hereof.

         SECTION 20. WAIVERS AND FURTHER AGREEMENTS. Neither this Employment Agreement nor any term or condition hereof, including without limitation the terms and conditions of this Section 20, may be waived in whole or in part as against UST, USTC, AM or Employee except by written instrument executed by each of them, expressly stating that it is intended to operate as a waiver of this Employment Agreement or the applicable term or condition hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Employment Agreement as stated herein. Furthermore, no waiver may violate the terms of the Unifying Agreement and any waiver shall require action of the Employee/Principals in accordance with the Unifying Agreement authorizing such waiver.

         SECTION 21. AMENDMENTS. This Employment Agreement may not be amended, nor shall any parties be added hereto, nor any change, modification, consent, or discharge be effected except by written instrument executed by all three of the Employee, USTC and UST. Furthermore, no amendment or modification may violate the terms of the Unifying Agreement and any amendment or modification shall require action of the Employee/Principals in accordance with the Unifying Agreement authorizing such amendment or modification.

         SECTION 22. SEVERABILITY. If any provision of this Employment Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Employment Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

         SECTION 23. NO CONFLICTING OBLIGATIONS. Employee represents and warrants to USTC and UST that Employee has no other interest or obligation which is inconsistent or in conflict with this Employment Agreement or which would prevent, limit, or impair, in any way, Employee's performance of any of the covenants or duties hereinabove set forth.

         SECTION 24. PARTIES. It is understood and agreed that UST joins in this Employment Agreement only as to such matters where its name appears herein. It is further understood and agreed that no person shall participate in the benefits conferred on Employee/Principals by the terms of this and other similar Employment Agreements unless such person has become a party to a similar Employment Agreement or is described in Section 16.

         SECTION 25. GOVERNING LAW. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts which apply to contracts executed and performed solely in Massachusetts. UST, USTC and the Employee hereby consent to the jurisdiction of any state or federal court located within Suffolk County, Massachusetts, and assent that service of process may be made by registered mail to the parties' respective addresses as provided in Section 15 hereof and shall be effective in the same manner as notices are effective under such
Section 15.

         SECTION 26. ACTION OF THE EMPLOYEE/PRINCIPALS. Whenever the Consent of the Employee/Principals shall be described herein, action by the Employee/Principals or their duly authorized representative shall be required in accordance with the Unifying Agreement, and such action shall be sufficient hereunder.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:                         UNITED STATES TRUST COMPANY



/s/ Stephen K. Moody              By:  /s/ Neal F. Finnegan
--------------------                   --------------------
Stephen K. Moody                            Title

            Joined in as to those matters where its name appears.


                                  UST CORP.

                                  By:/s/ Neal F. Finnegan
                                     --------------------
                                           Title: